Exhibit 5.1

Baker McKenzie BV/SRL

Bolwerklaan 21 Avenue du Boulevard - box 1
1210 Brussels
Belgium
Tel: +32 2 639 36 11
Fax: +32 2 639 36 99
www.bakermckenzie.com

April 3, 2026

MDxHealth SA

CAP Business Center

Zone Industrielle des Hauts-Sarts

Rue d’Abhooz 31

4040 Herstal

Belgium

Dear all,

RE:	MDXHEALTH SA – ISSUANCE OF SHARES

1.	Introduction

(a)	We have acted as external Belgian law counsel to MDxHealth SA of CAP Business Center, Zone Industrielle des Hauts-Sarts, Rue d’Abhooz 31, 4040 Herstal, Belgium, registered under company number 0479.292.440 RLP Liège (division Liège) (the “Company”), on certain Belgian law matters in connection with the Company’s the Registration Statement (as defined below) filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), in respect of the potential issuance by the Company of new ordinary shares without nominal value of the Company (the “New Shares”), with admission to trading and listing of the New Shares on the Nasdaq Capital Market, covered by the Registration Statement to which this opinion is an exhibit, such New Shares to be issued upon exercise of the following outstanding share options in the form of subscription rights (collectively, the “Share Options”, and such potential issuance of New Shares upon exercise of the respective Share Options the “Potential Issuance”):

(i)	share options in the form of subscription rights issued by the Company on June 19, 2017 (the “2017 Share Options”),

(ii)	share options in the form of subscription rights issued by the Company on June 21, 2019 (the “2019 Share Options”),

(iii)	share options in the form of subscription rights issued by the Company on May 27, 2021 (the “2021 Share Options”),

Partners

Koen VANHAERENTS1*

Jean-François VANDENBERGHE1,9*

Roel MEERS1,9*

Luc MEEUS1,5,9*

Fiona CARLIN1,3,9*

Kurt HAEGEMAN1,9*

Dominique MAES1,9*

Michael VAN ACKER1,9*

Géry BOMBEKE1,9*

Elisabeth DEHARENG[1,9]

Geert BOVY1,9*

Gavin BUSHELL1,4,9*

Gregory LEBRUN1,9*

Dimitri VAN UYTVANCK1,9*

Davinia MARTENS[1,9]

Julie PERMEKE[1]

Joren JANSSEUNE[1,9]

Arne NAERT[1,9]

David HAVERBEKE[1,9]

Wouter VANDORPE[1,9]

Senior Counsels & Counsels

Jozef SLOOTMANS[1,9]

Alain HUYGHE[1,9]

Philippe LION[1,9]

Stéphane MARTIN[9]

Olivier VAN BAELEN[1,9]

Els JANSSENS[1,9]

Kim STAS[1,9]

Bram HOORELBEKE[1,9]

Veerle LERUT[1]

Benjamin PIRLET[1,9]

Jérôme DE RUYVER[1,9]

Sebastian TYTGAT[1,9]

Nastassja WALSCHOT[1,9]

William-James KETTLEWELL[1,9]

Ellen DEVLOO[1,9]

Pieter-Jan DENYS[1,9]

Kristoff COX[1,9]

Lisa WEINERT[7,9]

Nicolas CELIS[1,9]

Associates

Mario DEKETELAERE[2]

Olivier VAN DEN BROEKE[2,9]

Lien WILLEMS[1,9]

Ellen HERINCKX[1]

Laura DECLERCQ[1]

Amaranta RUTZ[1]

Younes SEBBARH[1,9]

Eva CLAEYS[1]

Stéphanie DE POTTER[1]

Anne-Sophie CORNE[1,9]

Inès SILVESTRINI[1,9]

Arnaud FLAMAND[1,9]

Clémence ROUMA[1]

Eline KEGELS[1]

Stephanie VAN LAETHEM[1]

Anne-Marie GÜLGER[1]

Caroline MOUCHET[1]

Caroline SERBANESCU[1]

Katia DEHON[1] Raphaël HENDRICKX[1] Dieter GEUENS[1] Tim MEYNEN[1] Guillian BACLIN[1] Alexandra STOICA[2,9] Associated with the Brussels Bar E-List Victor SAINT-CAST[7] B-List Tom JENKINS[4,8,9] Roma MCCOOL[4]

1 – Advocaat / Avocat, Member of the Brussels Bar | 2 – Advocaat, Member of the Antwerp Bar | 3 – Barrister, Inn of Court, Northern Ireland | 4 – Solicitor (England and Wales) | 5 – Attorney, Member of the New York Bar | 6 – Rechtsanwalt, Member of the Düsseldorf Bar | 7 – Avocat, Member of the Lille Bar | 8 – Solicitor of the High Court of Hong Kong | 9 – BV/SRL | * – Shareholder/Director of Baker McKenzie BV/SRL

(iv)	share options in the form of subscription rights issued by the Company on May 25, 2022 (the “2022 Share Options”),

(v)	share options in the form of subscription rights issued by the Company on June 30, 2023 (the “2023 Share Options”),

(vi)	share options in the form of subscription rights issued by the Company on June 20, 2024 (the “2024 Share Options”), and

(vii)	share options in the form of subscription rights issued by the Company on June 27, 2025 (the “2025 Share Options”).

(b)	For the purposes of this opinion letter (the “Opinion Letter”):

(i)	we have reviewed only the documents referred to in paragraph 3 (Documents Reviewed); and

(ii)	we have completed only the searches and enquiries referred to in paragraph 4 (Searches and Enquiries);

and we have not examined any other documents relating to or affecting, and have not made any other searches or enquiries regarding the Company or any of the persons to whom Share Options have been granted and other holders of Share Options (each such person or holder a “Share Option Holder”).

(c)	Nothing in this Opinion Letter should be construed as implying that we are familiar with, or have made independent review or investigation of factual matters such as, the affairs of the Company or any of the Share Option Holders, and this Opinion Letter is based solely on the investigations and subject to the limits stated in this Opinion Letter. We do not assume any responsibility for advising you of the (subsequent) discovery of information not previously known to us with respect to any matters described in this Opinion Letter.

(d)	The opinion in this Opinion Letter is limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter in connection with the Potential Issuance, the Share Options, or otherwise.

2.	Belgian Law Opinion

(a)	This Opinion Letter is limited to matters of Belgian law as in force, and as construed in published Belgian case law, as at the date of this Opinion Letter. Consequently:

(i)	we have made no investigation of foreign law, and do not express or imply any opinion on foreign law (including, but not limited to, the laws of the United States of America) or on European Union law as it affects any jurisdiction other than Belgium;

(ii)	we do not assume any responsibility for advising you of any changes in law or otherwise after the date of this Opinion Letter with respect to any matters described in this Opinion Letter; and

(iii)	we express no opinion on matters of taxation, matters of antitrust and competition, matters of fact or matters of accounting.

(b)	As Belgian law counsel we are not qualified or able to assess the true meaning and purport of the terms or any agreements, documents and legal acts (rechtshandelingen / actes juridiques) subject or expressed to be subject to any applicable law other than Belgian law, including, but not limited to, the Registration Statement, and we have made no investigation of such meaning and purport. Our review of agreements, documents or legal acts (rechtshandelingen / actes juridiques) subject or expressed to be subject to any law other than Belgian law, including, but not limited to, the Registration Statement has therefore been limited to the terms of such documents as they appear to us on their face.

(c)	We do not admit we are “experts” within the meaning of the Securities Act, or the rules and regulations of the SEC promulgated thereunder, with respect to any part of the Registration Statement or otherwise.

3.	Documents Reviewed

For the purposes of this Opinion Letter we have examined the following documents:

(a)	an electronic version of a copy of the Company’s registration statement on Form S-8 relating to the New Shares, to be filed with the SEC (the registration statement at the time it becomes effective, including all information deemed to be a part thereof, including the amendments, exhibits and schedules thereto, at the time such registration statement becomes effective, is herein referred to as the “Registration Statement”);

(b)	an excerpt of the deed of incorporation of the Company as published in the Annexes to the Belgian Official Gazette on January 23, 2003 (the “Deed of Incorporation”);

(c)	an electronic version of a copy of the amended and restated articles of association of the Company as filed in the legal entity file (dossier van de rechtspersoon/dossier de la personne morale) on October 20, 2025, electronically certified by the Royal Federation of Belgian Notaries (Koninklijke Federatie van het Belgisch Notariaat/Fédération Royale du Notariat Belge) on April 1, 2026, (as available through the Fednot Database (as defined below));

(d)	an electronic version of a signed copy of the following documents:

(i)	in relation to the 2017 Share Options: (A) the minutes of the extraordinary general shareholders’ meeting of the Company held on June 19, 2017 in relation to, amongst other things, the issuance of the 2017 Share Options and the approval of the terms and conditions of the 2017 Share Options, and (B) the report of the board of directors of the Company, prepared in accordance with articles 583, 596 and 598 of the old Belgian Companies Code, and the report of the statutory auditor of the Company, prepared in accordance with articles 596 and 598 of the old Belgian Companies Code, each of the aforementioned reports as submitted to the extraordinary general shareholders’ meeting of the Company referred to in this paragraph 3(d)(i);

(ii)	in relation to the 2019 Share Options: (A) the minutes of the extraordinary general shareholders’ meeting of the Company held on June 21, 2019 in relation to, amongst other things, the issuance of the 2019 Share Options and the approval of the terms and conditions of the 2019 Share Options, and (B) the report of the board of directors of the Company, prepared in accordance with articles 583, 596 and 598 of the old Belgian Companies Code, and the report of the statutory auditor of the Company, prepared in accordance with articles 596 and 598 of the old Belgian Companies Code, each of the aforementioned reports as submitted to the extraordinary general shareholders’ meeting of the Company referred to in this paragraph 3(d)(ii);

(iii)	in relation to the 2021 Share Options: (A) the minutes of the extraordinary general shareholders’ meeting of the Company held on May 27, 2021 in relation to, amongst other things, the issuance of the 2021 Share Options and the approval of the terms and conditions of the 2021 Share Options, and (B) the report of the board of directors of the Company, prepared in accordance with articles 7:180 and 7:191 of the Belgian Companies and Associations Code, and the report of the statutory auditor of the Company, prepared in accordance with articles 7:180 and 7:191 of the Belgian Companies and Associations Code, each of the aforementioned reports as submitted to the extraordinary general shareholders’ meeting of the Company referred to in this paragraph 3(d)(iii);

(iv)	in relation to the 2022 Share Options: (A) the minutes of the extraordinary general shareholders’ meeting of the Company held on May 25, 2022 in relation to, amongst other things, the issuance of the 2022 Share Options and the approval of the terms and conditions of the 2022 Share Options, and (B) the report of the board of directors of the Company, prepared in accordance with articles 7:180 and 7:191 of the Belgian Companies and Associations Code, and the report of the statutory auditor of the Company, prepared in accordance with articles 7:180 and 7:191 of the Belgian Companies and Associations Code, each of the aforementioned reports as submitted to the extraordinary general shareholders’ meeting of the Company referred to in this paragraph 3(d)(iv);

(v)	in relation to the 2023 Share Options: (A) the minutes of the extraordinary general shareholders’ meeting of the Company held on June 30, 2023 in relation to, amongst other things, the issuance of the 2023 Share Options and the approval of the terms and conditions of the 2023 Share Options, and (B) the report of the board of directors of the Company, prepared in accordance with articles 7:180 and 7:191 of the Belgian Companies and Associations Code, and the report of the statutory auditor of the Company, prepared in accordance with articles 7:180 and 7:191 of the Belgian Companies and Associations Code, each of the aforementioned reports as submitted to the extraordinary general shareholders’ meeting of the Company referred to in this paragraph 3(d)(v);

(vi)	in relation to the 2024 Share Options: (A) the minutes of the extraordinary general shareholders’ meeting of the Company held on June 20, 2024 in relation to, amongst other things, the issuance of the 2024 Share Options and the approval of the terms and conditions of the 2024 Share Options, and (B) the report of the board of directors of the Company, prepared in accordance with articles 7:180 and 7:191 of the Belgian Companies and Associations Code, and the report of the statutory auditor of the Company, prepared in accordance with articles 7:180 and 7:191 of the Belgian Companies and Associations Code, each of the aforementioned reports as submitted to the extraordinary general shareholders’ meeting of the Company referred to in this paragraph 3(d)(vi); and

(vii)	in relation to the 2025 Share Options: (A) the minutes of the extraordinary general shareholders’ meeting of the Company held on June 27, 2025 in relation to, amongst other things, the issuance of the 2025 Share Options and the approval of the terms and conditions of the 2025 Share Options, and (B) the report of the board of directors of the Company, prepared in accordance with articles 7:180 and 7:191 of the Belgian Companies and Associations Code, and the report of the statutory auditor of the Company, prepared in accordance with articles 7:180 and 7:191 of the Belgian Companies and Associations Code, each of the aforementioned reports as submitted to the extraordinary general shareholders’ meeting of the Company referred to in this paragraph 3(d)(vii).

4.	Searches and Enquiries

We have carried out the following searches and enquiries using the registration number of the Company with the Crossroads Bank for Enterprises as it appears in this Opinion Letter:

(a)	we obtained a “full extract of the details of a registered entity (legal person)” issued by the Crossroads Bank of Enterprises in relation to the Company and referring to the circumstances in existence on March 30, 2026 (the “CBE Excerpt”);

(b)	on March 30, 2026, we carried out an on-line search in the Central Insolvency Register available on www.regsol.be (the “Regsol Search”) in relation to the Company which did not show any bankruptcy, public judicial reorganisation or transfer under judicial authority files opened in respect of the Company;

(c)	on March 30, 2026, we carried out an on-line search and review of the Annexes to the Belgian Official Gazette relating to the Company up to six years prior to the date of this Opinion Letter (the “Publications”). The most recent publication available in the Annexes to the Belgian Official Gazette was publication number 25364751 dated October 22, 2025.

5.	Assumptions

For the purposes of this Opinion Letter, we have assumed (without making any investigation) that:

(a)	all copy documents reviewed by us conform to the originals, and all originals are genuine, complete and up-to-date;

(b)	all signatures, stamps and seals on any documents submitted to us are genuine;

(c)	the executed documents submitted to us have been signed by the persons whose names are indicated thereon as being the names of the signatories and we have assumed the legal capacity (bekwaamheid/capacité) of the natural persons executing such documents;

(d)	in the case of draft versions or (or draft updates to) any of the documents reviewed by us, the final and executed versions of such documents are identical in all aspects to such drafts and are duly executed;

(e)	the Registration Statement will become effective and will be filed in the form referred to in this Opinion Letter;

(f)	the Publications give a true, complete and not misleading summary of the matters reflected in the documents on which such excerpts are based and such matters have not been revoked or amended by subsequent decisions by the Company (or its board of directors, general shareholders’ meeting, or any of its other competent bodies or representatives) which were not published in the Annexes to the Belgian Official Gazette;

(g)	there have been, and there will be, no amendments or supplements to the documents referred to under paragraph 3 (Documents Reviewed) in the form as examined by us, such documents (or the matters documented therein and thereby) have not been or will not be terminated, rescinded, declared null and void, or revoked, and there are no and will not be dealings, agreements or arrangements, actions or events between, by or involving any of the parties to such documents which supersede any of such documents (or the matters documented therein and thereby), or which otherwise affect the opinion given in this Opinion Letter;

(h)	the Deed of Incorporation of the Company refers to a valid notary deed, of which the contents are complete and accurate, and which is not void or otherwise affected by any defects for which a court might dissolve the Company;

(i)	the seat (zetel/siège) of the Company is located in Belgium since its incorporation, and the Company’s sole operational headquarters (exploitatiezetel/siège d’exploitation) are located at the place of its registered office;

(j)	the articles of association of the Company have not been amended since the restatement referred to in paragraph 3(c), and accurately restate the original articles of association and the subsequent amendments thereto;

(k)	(i) the board reports referred to under paragraph 3 (Documents Reviewed) above and the granting of the Share Options have been approved by duly appointed directors in accordance with the Company’s articles of association and Belgian law, (ii) the respective directors of the Company who passed such approval complied with the applicable provisions of, as relevant, article 523 of the old Belgian Companies Code or article 7:96 of the Belgian Companies and Associations Code (as well as article 1.8, §6 of the Belgian Civil Code) dealing with conflicts of interest of directors (as the case may be), (iii) insofar as needed and applicable, the respective directors of the Company who passed such approval complied with the applicable provisions of, as relevant, article 524 of the Belgian Companies Code or article 7:97 of the Belgian Companies and Associations Code dealing with related party transactions (as the case may be), and (iv) such approvals have not been amended, revoked, varied or declared null and void, and remain in full force and effect;

(l)	each of the resolutions of the general shareholders’ meetings of the Company referred to, set out or implied in the documents referred to under paragraph 3 (Documents Reviewed) above (i) accurately record resolutions that were duly passed at a properly convened and quorate meeting of genuine shareholders of the Company, conducted in accordance with its articles of association and Belgian law and on the basis of reports of the board of directors (as applicable) duly approved by duly appointed directors, (ii) do not reflect any untruthful statements, and (iii) have not been amended, revoked, varied or declared null and void, and remain in full force and effect;

(m)	the directors of the Company have satisfied themselves that the Share Options were issued and granted for the purpose of carrying out the business of the Company as set out in its articles of association, and that the issuance and grant of the Share Options are of benefit to the Company, and their conclusions in this respect are not unreasonable;

(n)	with respect to each Share Option Holder:

(i)	in case of a legal entity, it has been duly incorporated and is validly existing as a legal entity under all laws applicable to that Share Option Holder;

(ii)	it has all requisite power and capacity (corporate and otherwise) and has all requisite corporate benefit, in each case as relevant, to subscribe for, hold and exercise the Share Options that it holds, and to perform its obligations thereunder;

(iii)	no other action by, and no notice to or filing with, any governmental, administrative or other authority or court on behalf of or by such party is required in order to enable it (as relevant) to validly subscribe for, hold and exercise the Share Options that it holds;

(iv)	(as relevant) it has duly authorised and approved the subscription, holding and exercise of the Share Options that it holds; and

(v)	(as relevant) each of the agreements to which it is a party in connection with the subscription for or acquisition of Share Options constitutes a valid and binding agreement or undertaking of said Share Option Holder, enforceable against it in accordance with the terms and conditions of such Share Options;

(o)	none of the Share Option Holders or the Company is or will be subject to any contractual restrictions, restrictions imposed by any court, arbitral panel or governmental, administrative or other authority that do not have general (erga omnes) application or similar restrictions binding upon it which would (i) restrict its ability to enter into, assume or perform its obligations under the Share Options (except, in relation to the Company, as may be set out in its articles of association), or (ii) have any implication on the opinion given in this Opinion Letter;

(p)	none of the Share Option Holders has:

(i)	resolved to enter into liquidation, been dissolved, been annulled as a legal entity, filed an application for or been subject to proceedings for judicial reorganisation, filed an application for bankruptcy or been declared bankrupt; or

(ii)	ceased to pay its debts as they fall due or is subject to measures such as the appointment of a provisional administrator or the sequestration of assets,

and none of them has taken, or become subject to, similar proceedings or measures in any applicable jurisdiction ;

(q)	each of the Share Option Holders and the Company has complied, and will continue to comply, with the requirements of good faith (goede trouw/bonne foi) and public policy (openbare orde/ordre public), and there has been and will be no mistake of fact (dwaling/erreur), fraud (bedrog/dol), duress (geweld/violence), or abuse of circumstances (misbruik van omstandigheden/abus de circonstances) in relation to the Share Options;

(r)	none of the Share Option Holders or the Company is or will be seeking to achieve any purpose not apparent from (as relevant) the Share Options which might render the Share Options illegal or void, and the Share Options have been or will be issued and acquired (as relevant), for bona fide commercial reasons and on arms’ length terms by each of the parties thereto;

(s)	the obligations of Share Option Holders or the Company under the Share Options are or will be binding and enforceable upon them under any applicable law (other than Belgian law), and the exercise and performance by the Company and each relevant Share Option Holder of its rights and obligations under the relevant Share Options is or will be lawful in any place of exercise or performance (other than Belgium);

(t)	any factual circumstances, statements and matters set out in or implied by any of the documents referred to in paragraph 3 (Documents Reviewed) are true, accurate and complete;

(u)	there are no provisions of the laws of any jurisdiction outside Belgium which would have any implication for the opinion given in this Opinion Letter and, insofar as the laws of any jurisdiction outside Belgium may be relevant, such laws have been or will be complied with;

(v)	for the purpose of the opinion referred to in paragraph 6 (Opinion) in so far as it relates to the actual issuance of the New Shares to be issued upon exercise of the Share Options, (i) such Share Options have been or will be validly granted to the initial beneficiaries of such grants in accordance with their respective terms and conditions and applicable laws, (ii) at the moment of their exercise, such Share Options will be validly outstanding, will not have expired and will not have been cancelled in accordance with their respective terms and conditions and applicable laws, (iii) such Share Options will be validly exercised in accordance with their respective terms and conditions and applicable laws, (iv) the applicable exercise price of such Share Options and the issue price of the New Shares underlying such Share Options will be duly and fully paid up, (v) the relevant underlying New Shares will be duly subscribed for, (vi) the issuance of the relevant underlying New Shares and the corresponding capital increase will be duly recorded by means of a notarial deed before a Belgian notary public as required by Belgian law, and (vii) such notarial deed and an excerpt therefrom will be duly filed and registered as required by Belgian law;

(w)	the undertakings and agreements contained in the Share Options and agreements pursuant to which such Share Options are granted, subscribed for, or acquired are and will be duly performed and complied with by all parties thereto;

(x)	the issuance of the Share Options, the Potential Issuance and the (other) transactions contemplated by the Potential Issuance do not or will not require the publication of a prospectus in accordance with Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC, as amended from time to time , and/or the Belgian act of July 11, 2018 on the offering of investment instruments to the public and the admission of investment instruments to the trading on a regulated market, as amended from time to time.

6.	Opinion

Based upon and subject to the assumptions, qualifications and limitations set out in this Opinion Letter, having regard to such legal considerations as we have deemed relevant, and subject to any matters, documents or events not disclosed to us, we express the following opinion insofar as Belgian law is concerned: the New Shares, when duly authorized and issued and fully paid up upon exercise of the relevant Share Options in accordance with the respective terms and conditions of such Share Options will be validly issued, fully paid up and non-assessable (meaning that a holder of the relevant New Shares will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such securities).

7.	Qualifications

The opinion expressed in this Opinion Letter is subject to the following qualifications:

7.1	Reliance on searches and enquiries

The searches and enquiries referred to in paragraph 4 (Searches and Enquiries) may not be up-to-date and do not constitute conclusive evidence of the matters stated therein.

7.2	Construction of certain terms

(a)	In this Opinion Letter Belgian legal concepts which are expressed in English are to be construed in accordance with the Belgian legal concepts to which they refer.

(b)	When used in paragraph 6 (Opinion), the terms “legal” and “validly” are references to the legal character of the relevant obligation, and the terms “binding” and “enforceable” mean that the relevant obligation or instrument is of a type and form enforced by Belgian courts. None of these means that such an obligation or instrument will be enforced in accordance with its terms in every circumstance, and they are not to be construed as a prediction of the outcome of litigation.

7.3	Excluded matters

We do not express an opinion regarding:

(a)	(i) any laws of any jurisdiction (including, but not limited to, Belgium and the European Union) imposing economic or trade sanctions or similar restrictive measures or regarding anti-terrorism, anti-money laundering, anti-bribery or anti-tax evasion measures, (ii) any regulations enacted, administered, imposed or enforced by any relevant sanctions authority or (iii) the extent, scope, legality or enforceability of any person’s obligation to comply with any of such laws or regulations;

(b)	the admission to trading and listing of the New Shares on any market or other trading facility for securities; and

(c)	the accuracy or completeness of any statements or warranties of fact set out in documents referred to in paragraph 3 (Documents Reviewed) (except for the representations and warranties as to which we are expressing an opinion), which statements and warranties we have not independently verified.

8.	Disclosure, Reliance and Liability

(a)	This Opinion Letter is issued by Baker McKenzie BV/SRL, a Belgian limited liability company (BV/SRL), and not by or on behalf of Baker & McKenzie International (a Swiss Verein) (“BMI”) or any of its other member or associated firms (together with BMI, the “Other Baker McKenzie Entities”). In this Opinion Letter the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

(b)	No Other Baker McKenzie Entity or any directors, shareholders, members, partners, lawyers, employees, contractors or consultants of Baker McKenzie BV/SRL or any Other Baker McKenzie Entity will be liable (whether contractually or non-contractually) to any person under or in connection with this Opinion Letter or in connection with the Potential Issuance.

(c)	This Opinion Letter may only be relied upon by the Company in connection with the Registration Statement. This Opinion Letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this Opinion Letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

(d)	We consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

(e)	This Opinion Letter may only be relied upon, and be disclosed, on condition that it is construed in accordance with Belgian law and that any dispute arising out of or in connection with it is brought before a Belgian court.

*          *          *

Yours faithfully,

BAKER McKENZIE BV/SRL

/s/ Michael Van Acker	/s/ Roel Meers
Partner Michael.VanAcker@bakermckenzie.com	Partner Roel.Meers@bakermckenzie.com